Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for the Quarter Ended June 30, 2016

Fiscal First Quarter and Other Recent Highlights:

•	Net investment income per share for the quarter was $0.17, excluding $0.01 per share of non-recurring expenses(1), compared to $0.20 for the quarter ended March 31, 2016

•	Net asset value per share as of the end of the quarter was $6.90 compared to $7.28 as of March 31, 2016, a 5.2% decline

•	Declared a dividend of $0.15 per share for the quarter

•	Net leverage as of the end of the quarter was 0.66 x, compared to 0.75 x(2) as of March 31, 2016

•	Oil and gas exposure reduced to less than 10% of the portfolio, at fair value, subsequent to quarter end

•	Repurchased 1.1 million shares of common stock for an aggregate cost of $6.1 million during the quarter bringing total repurchases since the inception of the share repurchase program to 11.7 million shares for an aggregate cost of $68.5 million

•	Announced senior management appointments in June

New York, NY — August 5, 2016 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its first fiscal quarter ended June 30, 2016. The Company’s net investment income was $0.17 per share for the quarter ended June 30, 2016, excluding $0.01 per share of non-recurring expenses(1),compared to $0.20 per share for the quarter ended March 31, 2016. The Company’s net asset value (“NAV”) was $6.90 per share as of June 30, 2016 compared to $7.28 as of March 31, 2016.

On August 4, 2016, the Board of Directors declared a dividend of $0.15 per share for the first quarter of fiscal year 2017, payable on October 5, 2016 to shareholders of record as of September 21, 2016.

Mr. James Zelter, Apollo Investment’s Chief Executive Officer, commented, “The Board and the management team are focused on driving long-term shareholder value. We have taken this opportunity with the previously announced management changes and the recent receipt of co-investment exemptive relief, to redefine AINV’s strategy in a direction which we believe is designed to provide shareholders with a more consistent return and a stable NAV. We intend to reposition a portion of our portfolio in a steady and coordinated manner into traditional corporate loans directly sourced from the Apollo platform. We have already made what we believe to be good progress in the past few months with the resolution of certain legacy positions, and lowering our oil and gas exposure to less than 10% of the portfolio, at fair value, subsequent to quarter end.” Mr. Zelter continued, “The management team and the Board determined that it was prudent and appropriate to reduce the dividend at this time. We believe that adjusting the dividend should ultimately create long-term value for our shareholders.”

(1)	During the quarter ended June 30, 2016, the Company recognized $2.7 million, or $0.01 per share, of non-recurring expenses related to a strategic transaction that was considered but did not occur.
(2)	Numbers for March 31, 2016 were updated due to the retrospective application of the new accounting pronouncements (ASU 2015-03 and ASU 2015-15) adopted as of June 30, 2016.

FINANCIAL HIGHLIGHTS

($ in billions, except per share data)	June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015
Total assets	$2.79		$3.09		$3.22		$3.30		$3.45
Investment portfolio (fair value)	$2.62		$2.92		$3.07		$3.19		$3.31
Debt outstanding (1)	$1.10		$1.31		$1.38		$1.37		$1.39
Net assets	$1.55		$1.65		$1.72		$1.83		$1.90
Net asset value per share	$6.90		$7.28		$7.56		$7.83		$8.01

Debt-to-equity ratio (1)	0.71	x	0.80	x	0.80	x	0.75	x	0.73	x
Net leverage ratio (1) (2)	0.66	x	0.75	x	0.76	x	0.73	x	0.72	x

(1)	Numbers for March 31, 2016 were updated due to the retrospective application of the new accounting pronouncements (ASU 2015-03 and ASU 2015-15) adopted as of June 30, 2016.
(2)	The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash, less foreign currency, divided by net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

Three Months Ended June 30,
(in millions)*	2016
Investments made in portfolio companies	$122.7
Investments sold	(146.0)

Net activity before repaid investments	(23.3)
Investments repaid	(193.4)

Net investment activity	$(216.7)

Portfolio companies at beginning of period	89
Number of new portfolio companies	5
Number of exited portfolio companies	(13)

Portfolio companies at end of period	81

Number of investments in existing portfolio companies	12

*	Totals may not foot due to rounding.

OPERATING RESULTS (1)

Three Months Ended June 30,
(in millions)	2016
Net investment income	$36.1

Net realized and change in unrealized losses	(78.2)

Net decrease in net assets resulting from operations	$(42.1)

(per share)
Net investment income on per average share basis	$0.16
Net realized and change in unrealized loss per share	$(0.35)

Earnings (Loss) per share — basic	$(0.19)
Earnings (Loss) per share — diluted (2)	N/A

(1)	During the quarter ended June 30, 2016, the Company recognized $2.7 million, or $0.01 per share, of non-recurring expenses related to a strategic transaction that was considered but did not occur. Numbers for the quarter ended June 30, 2016 include these expenses.
(2)	For the three months ended June 30, 2016, the Company did not have any convertible notes. As such, diluted EPS was not applicable.

SHARE REPURCHASE PROGRAM

During three months ended June 30, 2016, under the Repurchase Plans and the 10b5-1 Repurchase Plans (the “Plans”), the Company repurchased 1,088,800 shares at a weighted average price per share of $5.58, inclusive of commissions, for a total cost of $6.1 million. This represents a discount of approximately 21.34% of the average net asset value per share for the three months ended June 30, 2016.

For the year ended March 31, 2016, under the Plans, the Company repurchased 10,584,855 shares at a weighted average price per share of $5.90, inclusive of commissions, for a total cost of $62.4 million. This represents a discount of approximately 23.09% of the average net asset value per share for the year ended March 31, 2016.

Since the inception of the Plans through June 30, 2016, the Company repurchased 11,673,655 shares at weighted average price per share of $5.87, inclusive of commissions, for a total cost of $68.5 million.

CONFERENCE CALL / WEBCAST AT 10:00 AM EDT ON AUGUST 5, 2016

The Company will host a conference call on Friday, August 5, 2016 at 10:00 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID #40563378 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through August 26, 2016 by dialing (855) 859-2056; international callers please dial (404) 537-3406, reference Conference ID # 40563378. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of the Company’s website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available on the Investor Relations section of the Company’s website at www.apolloic.com.

Our portfolio composition and weighted average yields as of June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015, and June 30, 2015 were as follows:

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Portfolio composition, at fair value:
Secured debt	65%	65%	67%	63%	64%
Unsecured debt	9%	9%	9%	9%	10%
Structured products and other	12%	11%	11%	13%	12%
Preferred equity	3%	3%	3%	5%	4%
Common equity/interests and warrants	11%	12%	10%	10%	10%
Weighted average yields, at amortized cost basis, exclusive of securities on non-accrual status (1):
Secured debt portfolio	11.0%	11.0%	11.4%	11.3%	11.5%
Unsecured debt portfolio	10.8%	10.7%	11.2%	11.3%	11.3%
Total debt portfolio	11.0%	11.0%	11.4%	11.6%	11.5%
Income-bearing investment portfolio composition, at fair value:
Fixed rate amount	$1.0billion	$1.1billion	$1.2billion	$1.0billion	$1.1billion
Floating rate amount	$1.1billion	$1.2billion	$1.3billion	$1.5billion	$1.5billion
Fixed rate, as percentage of total	48%	47%	48%	42%	41%
Floating rate, as percentage of total	52%	53%	52%	58%	59%
Income-bearing investment portfolio composition, at amortized cost:
Fixed rate amount	$1.0billion	$1.1billion	$1.3billion	$1.1billion	$1.1billion
Floating rate amount	$1.1billion	$1.3billion	$1.3billion	$1.5billion	$1.6billion
Fixed rate, as percentage of total	49%	47%	49%	42%	42%
Floating rate, as percentage of total	51%	53%	51%	58%	58%

(1)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(In thousands, except share and per share data)

	June 30, 2016	March 31, 2016
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost — $1,805,634 and $2,052,896, respectively)	$1,564,731	$1,790,294
Non-controlled/affiliated investments (cost — $244,140 and $216,202, respectively)	224,886	272,558
Controlled investments (cost — $827,448 and $829,029, respectively)	828,097	853,977

Total investments at fair value (cost — $2,877,222 and $3,098,127, respectively)	2,617,714	2,916,829
Cash	57,496	16,521
Foreign currencies (cost — $2,896 and $2,354, respectively)	2,824	2,384
Receivable for investments sold	44,879	79,625
Interest receivable	27,554	29,749
Dividends receivable	7,639	9,509
Deferred financing costs	13,305	14,497
Prepaid expenses and other assets	15,186	9,523

Total Assets	$2,786,597	$3,078,637

Liabilities
Debt	$1,098,977	$1,312,960
Payable for investments purchased	36,370	25,091
Dividends payable	45,013	45,231
Management and performance-based incentive fees payable	28,955	31,124
Interest payable	12,469	7,444
Accrued administrative services expense	2,571	2,015
Other liabilities and accrued expenses	9,833	9,191

Total Liabilities	$1,234,188	$1,433,056

Commitments and contingencies (Note 8)

Net Assets	$1,552,409	$1,645,581

Net Assets
Common stock, $0.001 par value (400,000,000 shares authorized; 225,067,696 and 226,156,496 shares issued and outstanding, respectively)	$225	$226
Paid-in capital in excess of par	3,020,850	3,026,922
Accumulated underdistributed net investment income	62,282	71,231
Accumulated net realized loss	(1,300,771)	(1,288,141)
Net unrealized loss	(230,177)	(164,657)

Net Assets	$1,552,409	$1,645,581

Net Asset Value Per Share	$6.90	$7.28

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,
	2016	2015
Investment Income
Non-controlled/non-affiliated investments:
Interest income	$48,343	$73,573
Dividend income	1,104	877
Other income	1,699	3,318
Non-controlled/affiliated investments:
Interest income	262	227
Dividend income	3,046	9,166
Other income	70	157
Controlled investments:
Interest income	17,245	10,554
Dividend income	4,700	3,731
Other income	—	63

Total Investment Income	$76,469	$101,666

Expenses
Management fees	$14,398	$17,352
Performance-based incentive fees	8,451	11,867
Interest and other debt expenses	16,793	22,436
Administrative services expense	1,526	1,434
Other general and administrative expenses	5,038	2,163

Total expenses	46,206	55,252

Management and performance-based incentive fees waived	(5,717)	(4,515)
Expense reimbursements	(84)	(57)

Net Expenses	$40,405	$50,680

Net Investment Income	$36,064	$50,986

Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$(57,475)	$(42,660)
Non-controlled/affiliated investments	44,675	(67)
Controlled investments	(191)	(42,862)
Foreign currency transactions	361	4,663

Net realized losses	(12,630)	(80,926)

Net change in unrealized gains (losses):
Non-controlled/non-affiliated investments	18,721	4,232
Non-controlled/affiliated investments	(72,632)	15,817
Controlled investments	(24,299)	26,773
Foreign currency translations	12,690	(10,492)

Net change in unrealized gains (losses)	(65,520)	36,330

Net Realized and Change in Unrealized Losses	$(78,150)	$(44,596)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(42,086)	$6,390

Earnings (Loss) Per Share — Basic	$(0.19)	$0.03

Earnings (Loss) Per Share — Diluted	N/A	$0.03

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com